

                                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 5                                                    Washington, D. C. 20549

                                         ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
                      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
                   Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
( X ) Check here if no longer subject to Section 16.  Form 4 or Form 5 obligations may continue.  See Instruction 1(b).
(   ) Form 3 Holdings Reported    ( X ) Form 4 Transactions Reported
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|                                                     |                                       |                                    |
|1 Name and Address of Reporting Person *             |2 Issuer Name and Ticker/Trading Symbol|6 Relationship of Reporting         |
|                                                     |                                       | Person(s) to Issuer                |
|  Levy     William  N.                               |Total Research Corporation TOTL        |       (Check All Applicable)       |
|                                                     |---------------------------------------| (   ) Director      (   ) 10% Owner|
| (Last)               (First)                (Middle)|3 IRS or Social  |4 Statement for      | (   ) Officer       ( X ) Other    |
|                                                     | Security Number | Month/Year          | (Give Title below)  (Specify below)|
|  12 Callison Lane                                   | of Reporting    |                     |                                    |
|                    (Street 1)                       | Person          |            8/17/98  | Director Until June 30, 1998       |
|                                                     |   (Voluntary)   |---------------------|------------------------------------|
|                                                     |                 |5 If Amendment,      |7 Individual or Joint/Group Filing  |
|                    (Street 2)                       |                 | Date of Original    |       (Check Applicable)           |
|                                                     |                 |     (Month/Year)    | Form filed by:                     |
|  Voorhees     NJ  08043                             |                 |                     |  (X) One Reporting Person          |
| (City)                              (State)   (Zip) |                 |                     |  ( ) More Than One Reporting Person|
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                          Table I  -  Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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|1 Title of Security             |2 Trans-  |3 Trans- |4 Securities Acquired   |5 Amount of   |6 Ownership|7 Nature of Indirect    |
|  (Instruction 3)               | action   | action  | (A) or Disposed of (D) | Securities   | Form:     | Beneficial Ownership   |
|                                | Date     | Code    | (Instructions 3, 4, 5) | Beneficially | Direct (D)|    (Instruction 4)     |
|                                | (Month/  |(Instr 8)|------------------------| Owned at End |    or     |                        |
|                                | Day/     |         |  Amount   |(A)| Price  | of Issuer's  |Indirect(I)|                        |
|                                | Year)    |         |           |(D)|        | Fiscal Year  | (Instr 4) |                        |
|--------------------------------|----------|---------|-----------|---|--------|--------------|-----------|------------------------|
|Common Stock                    |    5/4/98|   X     |     70,000|  A|  $.4375|      233,733*|     D     | *12,000 shares in the n|
|                                |          |         |           |   |        |              |           |ame of Levy & Levy, P.A.|
|                                |          |         |           |   |        |              |           | of which Mr. Levy is so|
|                                |          |         |           |   |        |              |           |le owner                |
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                  SEC 2270 (7-96)



                                                             FORM 5 (Continued)
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                            Table II  -  Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                        (Puts, Calls, Warrants, Options, Convertible Securities)
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|            |        |        |        |                 |                 |                  |        |        |       |         |
|1 Title of  |2 Con-  |3 Trans-|4 Trans-|5 Number of      |6 Date           |7 Title and Amount|8 Price |9 Number|10 Own-|11 Nature|
| Derivative | ver-   | action | action | Derivative      | Exercisable and | of Underlying    | of     |of Deri-|ership:| of      |
| Security   | sion   | Date   | Code   | Securities      | Expiration Date | Securities       | Deri-  |vative  |Direct |Indirect |
| (Instr 3)  | or     | (Month/| (Instr | Acquired (A) or | (Month/Day/Year)|(Instructions 3,4)| vative |Secur-  |(D) or |Ownership|
|            | Exer-  | Day/   |   8)   | Disposed of (D) |-----------------|------------------| Sec-   |ties    |Indi-  |(Instr 4)|
|            | cise   | Year)  |        |(Instrs 3, 4, 5) | Date   | Expir- |         |Amount  | urity  |Owned at|rect(I)|         |
|            | Price  |        |--------|-----------------| Exer-  | ation  |  Title  |or Num- |(Instr  |End of  |(Instr |         |
|            |        |        |        |  (A)   |  (D)   | cisable| Date   |         |ber of  |   5)   |Year    |   4)  |         |
|            |        |        |        |        |        |        |        |         |Shares  |        |(Instr4)|       |         |
|------------|--------|--------|--------|--------|--------|--------|--------|---------|--------|--------|--------|-------|---------|
|Stock Option|   $1.25|12/11/96|   A    |  50,000|        |12/11/96|12/10/01|Common St|  50,000| $34,375|        |   D   |         |
|s           |        |        |        |        |        |        |        |ock      |        |        |        |       |         |
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|Stock Option|  $.9375| 4/10/97|   A    |  10,000|        | 4/10/97|4/9/2002|Common St|  10,000|  $9,375|        |   D   |         |
|s           |        |        |        |        |        |        |        |ock      |        |        |        |       |         |
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| Stock Optio|  $.4375|  5/2/98|   X    |        |  70,000|  5/5/93|  5/4/98|Common St|  70,000| $30,625|  60,000|   D   |         |
|ns          |        |        |        |        |        |        |        |ock      |        |        |        |       |         |
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Explanation of Responses:



                                                                              William N. Levy                             8/17/98
                                                                            _____________________________________        ___________
                                                                              **  Signature of Reporting Person             Date

**  Intentional misstatement or ommissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  Transmit one copy of this Form to EDGAR, using a typed signature.
       If space is insufficient, see Intruction 6 for procedure.                                                    SEC 2270 (7-96)